                                                                    Exhibit 99.1

                                          Contact: Joan M. Stone

                                                   Vice President and Treasurer
                                                   302-326-5648

FOR IMMEDIATE RELEASE


                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                         ANNOUNCES FINANCIAL RESTATEMENT

     NEW CASTLE, DE, December 20, 2002- Applied Extrusion Technologies, Inc. (NASDAQ NMS - AETC) announced today that it will restate its financial statements for fiscal years 1998 through 2001 and the first three fiscal quarters of fiscal 2002. The financial impact of the restatement is due primarily to the accounting for three sale-leaseback transactions and the 1998 restructuring. In addition to these adjustments, additional items will have to be restated in the interim financial statements for fiscal 2002. The Company anticipates that the five-year cumulative effect of all of these adjustments from 1998 through the end of fiscal 2002 (including the fourth-quarter impact of these items) will decrease retained earnings by approximately $18,000,000 to $20,000,000. None of the adjustments will have an impact on the Company's cash position or increase obligations requiring a future use of cash.

The Company will reflect the restated periods in its Annual Report for the current year and will file amended Form 10-Qs for the first three quarters of fiscal 2002. As a result of the foregoing, the full year 2002 loss will be significantly greater than earlier expectations.

All of the aforementioned information and adjustments are approximate and subject to changes, which could be significant. The Company's auditors have not yet completed their audit work, and the Company's management and the Audit Committee of its Board of Directors are involved in bringing the Company's year-end review to conclusion. Upon completion of their review and finalization of the financial statements, the Company will schedule a conference call to discuss the events of fiscal year 2002 and the restatement.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

     Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement a price increase and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company's efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.